Exhibit 8.1

Dallas
Denver
Fort Lauderdale
Jacksonville
Las Vegas
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel      305 374 5095 fax

July 13, 2010
The GEO Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
RE: Agreement and Plan of Merger dated as of April 18, 2010 by and between The Geo Group, Inc., GEO Acquisition III, Inc. and Cornell Companies, Inc.
Ladies and Gentlemen:
We have acted as counsel for The GEO Group, Inc., a Florida corporation (“GEO”), in connection with the proposed merger (the “Merger”) of GEO Acquisition III, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of GEO, with and into Cornell Companies, Inc., a Delaware corporation (“Cornell”), with Cornell surviving, pursuant to the Agreement and Plan of Merger dated as of April 18, 2010 (the “Merger Agreement”) by and between GEO, Merger Sub, and Cornell, on the terms and conditions set forth therein. At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (as amended through the date thereof, the “Registration Statement”), we are rendering our opinion, effective as of the date of the declaration of effectiveness of the Registration Statement by the SEC, concerning the material federal income tax consequences of the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

     For purposes of the opinion set forth below, we have examined (without any independent investigation or verification) (i) the Merger Agreement, (ii) Registration Statement, (iii) the representation certificates of GEO and Cornell delivered to us for purposes of this opinion (the “Representation Certificates”) and (iv) the form of opinion of counsel received by Cornell from Hogan Lovells US L.L.P. with respect to the tax consequences of the proposed transaction (the “Hogan Lovells Opinion”). In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     In rendering such opinion, we have assumed, with the consent of GEO and Cornell, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law, (iii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and accurate and will remain true complete and accurate at all times up to and including the Effective Time, (iv) the representations made by GEO and Cornell in their respective Representation Certificates are true, complete and accurate and will remain true, complete and accurate at all times up to and including the Effective Time, (v) any representations made in the Merger Agreement, if relevant, or the Representation Certificates “to the best knowledge of,” or similarly qualified are true, complete and accurate and will remain true, complete and accurate at all times up to and including the Effective Time, in each case without such qualification, (vi) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is, in fact, no such plan, intention, understanding or agreement, and (vii) the Hogan Lovells Opinion has been concurrently delivered and not withdrawn. We have also assumed, with the consent of GEO and Cornell, that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.
     Based upon the foregoing, it is our opinion under currently applicable U.S. federal income tax law, that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) GEO and Cornell will be parties to the reorganization within the meaning of Section 368(b) of the Code. Further, we adopt and confirm the statements under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger, as our opinion of the material United States federal income tax consequences of the Merger.

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We assume no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law regulations or interpretations thereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the SEC promulgated thereunder, or that we are experts within the meaning of Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
     This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any person other than you and your stockholders, or by you or your stockholders for any other purpose without our specific, prior, written consent.

Very truly yours, /s/ AKERMAN SENTERFITT